S&P Global Adds William Amelio to its Board of Directors

NEW YORK, March 15, 2019—S&P Global (NYSE: SPGI) announced that its Board of Directors has elected William “Bill” J. Amelio to its Board, effective immediately.

Mr. Amelio is Chief Executive Officer and a member of the Board of Directors of Avnet (Nasdaq: AVT), a global technology solutions provider.

"Bill is exceptionally qualified and has a proven record as a successful business leader serving global technology markets," said Charles E. "Ed" Haldeman, Jr., Chairman of S&P Global. "He brings the right balance of skill and experience to effectively promote, support and oversee the implementation of S&P Global’s long-term strategy. We look forward to his contributions.”

"Technology continues to be an essential element of our operations to deliver innovative data, benchmarks, and analytics to customers around the globe reliably, effectively and consistently," said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. "Bill has the technology acumen as well as substantial management expertise and international operational experience, especially in Asia, which makes him an excellent addition to our talented and diverse Board of Directors."

Before his appointment as CEO of Avnet, Mr. Amelio was the CEO of CHC Helicopter. Previously, he was the CEO of Lenovo Group, the computer and smartphone manufacturer. He has also served as Senior Vice President and President, Asia-Pacific and Japan for Dell; Executive Vice President and Chief Operating Officer, Retail and Finance Group for NCR Corp.; and has held leadership roles at Honeywell and IBM.

Mr. Amelio holds a master’s degree in management and is a Sloan Fellow of the Stanford Graduate School of Business. Mr. Amelio earned a bachelor’s degree in chemical engineering from Lehigh University.

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About S&P Global
S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The Company’s divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 21,000 employees in 33 countries. For more information visit www.spglobal.com.

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